STANDARD FORM OF

PROFESSIONAL SERVICES ORDER

 ORDER DATE: _10-01-18_

OWNER:		CONSULTANT
Entity Name	Macerich	Company Name:	CleanSpark LLC
Address :	401 Wilshire Blvd Suite 700	Address:	6365 Nancy Ridge Dr., 2nd Floor
City/State/Zip:	Santa Monica	City/State/Zip:	San Diego, CA 92121
Representative(s):	Jeff Bedel	Representative:	Bryan Huber
Email:	jeff.bedell@macerich.com	Email:	bhuber@cleanspark.com
Telephone:	310-394-6000	Telephone:	619-204-6877

PROPERTY
Property Name:	The Oaks
Entity Number:

PROJECT
Project Name:	Microgrid Project Development
Project Location:	Thousand Oaks, CA

A.       BASIC SERVICES:

 as more specifically described in Exhibit "A" attached hereto.

B.       COMPENSATION: Consultant's compensation for performance of the above-stated professional services ("Basic Services") in accordance with the terms of this Professional Services Order ("Agreement") shall be as follows:

☐ a Fixed Basic Services Fee compensation of$ ;or

☐ a Maximum Hourly Basic Services Fee compensation calculated by multiplying the number of personnel hours performed in accordance with this Agreement times the corresponding hourly rates set forth in Part C, below, for each individual whose time is included therein, not to exceed in the aggregate a maximum amount of$ ;or

☐ a Basic Services Allowance of $_88,250.00;

plus, (whether the Basic Services compensation is a Fixed Basic Services Fee, Maximum Hourly Basic Services Fee or Basic Services Allowance) reimbursement of authorized Reimbursables (as hereinafter defined), which Reimbursables shall not cumulatively exceed $_500_ without prior written approval by Owner.

C.       HOURLY RATES (if applicable): Agreed hourly rates ("Hourly Rates ") +shall remain fixed for the duration of Consultant's performance of any Basic Services or Additional Services under this Agreement. ·

D.       TIME: Consultant's performance of the Basic Services shall commence no later than _10-01_, 2018 and be shall be completed no later than_12-31, 2018.

E.        EXHIBITS: The following Exhibits are attached hereto and incorporated herein: Exhibit "A" (Scope of Services); Exhibit "B" (Other lndemnitees/Additional Insureds); Exhibit "C" (Release Forms); Exhibit "D" (State Amendments Exhibit - applicable outside California only) Exhibit "E" (Invoice for Payment Form);.

THIS AGREEMENT IS MADE IN ACCORDANCE WITH AND SUBJECT TO THE SPECIFIC TERMS SET FORTH ABOVE AND THE GENERAL TERMS AND CONDITIONS ATTACHED HERETO AND INCORPORATED BY THIS REFERENCE.

OWNER

Macerich

/s/ Jeff Bedell

By: Jeff Bedell

Title: Vice President, Sustainability

CONSULTANT

CleanSpark LLC, a California Company

/s/ Bryan Huber

By: Bryan Huber

Title: Authorized Representative

_________

(signature)

By: __________________

Title: _________________

GENERAL TERMS AND CONDITIONS

1.	Performance Standard. Consultant shall at all times perform its obligations under this Agreement: (1) in the most efficient and economical manner consistent with Owner's best interests; (2) in accordance with all applicable laws, rules, building codes, regulations and ordinances (including, without limitation, those relating to access for persons with disabilities); (3) with the level of care, skill, practice and judgment exercised by other professional consultants performing services of a similar nature under similar circumstances; and (4) in conformance with the standards, practices and procedures set forth in the edition of the "Design Standards and Procedures" prepared by and provided to Consultant by The Macerich Company that is most current as of the date of execution of this Agreement by Consultant.

2.	Time. Consultant shall commence and complete performance of the Basic Services in accordance with the dates set forth on the cover page of this Agreement. Time is of the essence as to all provisions pertaining to Consultant's performance of this Agreement. The Consultant will perform these services with commercially reasonable diligence and expediency consistent with sound professional practices in the industry. The agreed time for performance shall only be extended for unavoidable delays beyond the responsibliity, control and foreseeability of Consultant for which Consultant gives written notice within 5 days after learning of the occurrence of the delay. Failure to give such notice shall result in Consultant waiving the right to an extension. Extension of time shall be Consultant's sole right and remedy in the event of delay, regardless of the cause, and Owner shall not be liable to Consultant for additional compensation, costs or damages on account thereof.

3.	Limited Liability and Recourse. It is intended by the parties to this Agreement that the Owner's obligations and Consultant's services in connection with the Project shall not subject the Owner's or the Consultant's individual shareholders, employees, officers or directors to any personal legal exposure for the risks associated with this Project. Therefore, and notwithstanding anything to the contrary contained herein, the Owner and Consultant agree that as the sole and exclusive remedy against the other, any claim, demand or suit shall be directed and/or asserted only against the business entities that are the parties to this Agreement and not against any of the Owner's or Consultant's individual shareholders, employees, officers or directors except for acts of willful misconduct or as otherwise prohibited by law. It is further agreed that the aggregate liability of Owner under and with respect to this Agreement shall be limited to Owner's interest in the property and the improvements thereon on for which the Project is being designed and constructed ("Property").

4.	Noninterference with Operations. Consultant shall coordinate with Owner the performance of its Basic Services and Additional Services so as to ensure that such performance does not interfere with the daily operations of the Owner or its tenants at the Property.

5.	Invoices for Payment. Using the Invoice for Payment form attached hereto as Exhibit "D", Consultant shall submit to Owner on the last calendar day of each month an accurate and complete Invoice for Payment for Basic Services and Additional Services performed, and Reimbursables incurred , during such month that is calculated in accordance with the following: (1) a portion of the Basic Services compensation based on one of the following: (a) if the Services compensation is a Fixed Basic Services Fee, the Owner's determination, in its sole but reasonable judgment, of the percentage of Basic Services performed in accordance with this Agreement multiplied times the Fixed Basic Services Fee; or (b) if the Basic Services compensation is a Maximum Hourly Basic Services Compensation, the number of hours of Basic Services performed by Consultant's personnel in accordance with this Agreement multiplied times the hourly rates set forth in this Agreement for such personnel, but not exceeding a pro rata share of the Maximum Hourly Basic Services Fee as set forth on the cover page of this Agreement based on Owner's determination, in its sole but reasonable judgment, of the percentage of Basic Services performed in accordance with this Agreement multiplied times the Maximum Hourly Basic Services Fee; plus, (2) authorized Reimbursables as hereafter defined that have been incurred and paid by Consultant; plus, (3) additional fees for authorized Additional Services; less (4) payments previously made and sums that Owner is authorized to withhold under the terms of this Agreement. Invoices for Payment submitted by Consultant shall include copies of supporting documentation satisfactory to Owner and lien and stop payment notice waivers and releases executed by Consultant and its subconsultants, of every tier, using the forms attached hereto as Exhibit "B", conditionally releasing all lien and stop payment notice rights for the time period covered by Consultant's current Invoice for Payment, unconditionally releasing all Consultant's such rights or the period of time covered by. the Invoice for Payment immediately preceding its current Invoice for Payment, and unconditionally releasing all of Consultant's subconsultants' such rights for the period of time covered by the Invoice for Payment preceding the month that immediately precedes its current Invoice for Payment. Invoices for Payment submitted prior to the last calendar day of the month, regardless of the reason, shall be deemed submitted and received on the last calendar day of the month. Owner shall pay any undisputed amounts properly billed within 30 days of receipt of billing. Acceptance of final payment by Consultant shall constitute a waiver by Consultant of all rights, claims, and actions against Owner pertaining to the Project Owner shall have the right, in the event of a breach by Consultant of any provision of this Agreement, to withhold payment from Consultant, including, without limitation, the right to withhold amounts to protect against losses or damages occurring or threatened as a result of such breach.

6.	Liens. If any lien or claim against the Owner, the Property or any construction fund for the Project shall be filed by any third party performing any portion of the Basic Services or Additional Services provided for by this Agreement, then within 10 days after notice of filing thereof Consultant shall cause the same to be fully discharged of record, released and removed by any lawful means available, unless due to a failure to pay by the Owner for an undisputed fee under this Agreement. The Consultant's foregoing obligation shall not apply to any portion of such lien or claim for payment that exists as a result of the Owner's breach of its payment obligations under this Agreement, but shall apply to any and all other portions thereof

7.	Additional Services. Additional Services consist of additional, unforeseen professional services, not arising from the negligence, willful misconduct or violation of applicable laws by Consultant or its subconsultants or the failure by Consultant to comply with any obligation under this Agreement, that arise from: (1) a written directive issued by Owner that is inconsistent with prior written approvals or directives by Owner's; (2) Consultant's compliance with a written request by Owner for performance of professional services for the Project that are of a type or nature that differ categorically from the types of services described in this Agreement; (3) changes in applicable laws affecting Consultant's performance of this Agreement, where such changes are enacted after execution of this Agreement; or (4) additional services, not reasonable anticipatable at the time of executing this Agreement, due to material changes in or additions to the Design Standards and Procedures issued by The Macerich Company that are first made after the date of execution of this Agreement by Consultant. Consultant shall submit an Additional Services Request, in a form provided or approve by Owner, to Owner within 5 days after learning of circumstances giving rise to the need for Additional Services and prior to commencing performance of such Additional Services. Additional Services authorized in writing by Owner to be performed on an hourly basis (with or without agreement to a not-to-exceed amount) shall be performed at the hourly rates agreed to in this Agreement for the performance of Basic Services on an hourly basis. If no such rates have been agreed to, then the rates charged shall be agreed to by the Owner and Consultant prior to performance of the Additional Services. Except where the Owner has directed otherwise in writing due to a dispute over whether a particular services does or does not constitute Additional Services, no compensation shall be due, owing or paid for Additional Services unless and until the Owner and Consultant have executed an Additional Services Authorization, in a form provided or approved by Owner, setting forth the complete and mutually agreed terms for performance of and compensation for such Additional Services. Owner may issue a written Additional Services Directive, in a form provided or approved by Owner, requesting Consultant to either perform a disputed service or perform an Additional Service in advance of complete agreement on the terms of the Consultant's additional compensation. The issuance of an Additional Services Directive shall not obligate the Owner to pay additional compensation for a service that is later found to not to be an Additional Services as defined herein. Upon the Owner and Consultant reaching a complete agreement on all of the terms applicable to Consultant's performance of an Additional Service for which an Additional Services Directive has been issued, the Owner and Consultant shall promptly execute an Additional Services Authorization covering such Additional Service. Time expended in performing Additional Services authorized by Additional Services Directive shall be substantiated by time records and other documentation verifying all time and costs expended. Consultant waives the right to compensation for Additional Services (1) for which Consultant has not timely given the written notice required, or (2) that have not been authorized in writing by either (a) mutual execution by Owner and Consultant of an Additional Services Authorization or (b) issuance by Owner of an Additional Service Directive. In the event of a good faith dispute, Consultant will, if requested to do so by Owner in an Additional Services Directive, nevertheless promptly perform such service pending resolution of such dispute. The issuance, execution or performance of an Additional Services Directive directing the performance of a disputed service shall not constitute a waiver on the part of Owner or Consultant of their respective rights or defenses with respect to the appropriate classification of such service.

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8.	Reimbursables. Reimbursable expenses ("Reimbursables') consist of, and are limited to, a reasonable amount for the following out-of pocket expenses to the extent necessarily incurred and paid by Consultant or its subconsultants in the performance of Basic Services or Additional Services: (1) if approved in advance by Owner, travel (coach fare only) to or from locations outside the State in which the Project is located in connection with the proper performance of this Agreement and related subsistence (standard class); (2) printing or reproduction of documents that are required to be delivered and are delivered to Owner pursuant to this Agreement (costs of printing or reproduction for internal uses by, or for copies transmitted between or among, Consultant and/or its Subconsultants shall not be reimbursable); (3) fees for permits or approvals of governmental authorities paid for by Consultant on behalf of Owner as requested by Owner; and (4) costs of renderings or mock ups requested by Owner. Reimbursables shall be charged to Owner "at cost" with no markup allowed by Consultant or any Subconsultant, of any tier. The compensation and reimbursement to Consultant agreed to in this Agreement includes all applicable and required federal, state·, and local sales or other taxes, if any. Consultant and its Subconsultants shall comply with local and state laws, if any, requiring registration for payment of sales or use taxes on Reimbursables purchased for delivery or use in the jurisdiction in which the Project is located. If requested by Owner, Consultant will provide evidence of such registration and a written statement (audited, if requested Owner) of all sales and use taxes paid upon Reimbursables. Consultant and its subconsultants shall make provision for any discounts , rebates and refunds, where reasonably available, to be obtained and passed on to Owner. If a Reimbursable is included in a current Invoice for Payment for which Consultant later obtains a discount, rebate or refund, such discount, rebate or refund shall when obtained be disclosed to Owner and appropriate credit given to Owner in the next Invoice for Payment.

9.	Indemnity. (a) Professional Services Indemnity. With respect to claims arising out of Consultant's providing of its professional services, to the fullest extent permitted by law, Consultant shall indemnify and hold harmless Owner, Owner Affiliates (as defined hereinafter), Owner's Agent (if any), Owner's Representative, Owner's lender(s) (if any), those persons and entities listed in Exhibit "C" attached hereto, each of them, and each of their respective directors, officers, partners, members, employees, representative,s successors, and assigns ("lndemnitee(s)") from and against any and all losses, costs, liabilities, claims, demand, debts, obligations, damages, actions, judgments, settlements, and reasonable attorneys' fees and costs (including, without limitation, attorneys' fees, court costs, expert and consultant costs and costs of litigation, mediation, arbitration and judicial reference proceedings), whether based. on tort, contract, equitable principles or any other legal theory of liability ("Loss(es)"), regardless of whether caused in part by the acts or omissions (whether constituting active or passive negligence or otherwise) of an lndemnitee or its agents, servants or independent contractors who are directly responsible to such lndemnitee, to the extent caused by an act or omission on the part of Consultant, Consultant's subconsultants, of any tier, or any person or entity to whom any of them may be legally liable but only if the act or omission constitutes negligence (professional), breach of contract, willful misconduct or violation of law; PROVIDED HOWEVER, that nothing herein shall be interpreted as obligating Consultant to indemnify an lndemnitee against the negligence or willful misconduct of such lndemnitee, its agents, servants or independent contractors who are directly responsible to such lndemnitee or against defects in designs furnished by such lndemnitee or by such persons or entities. Consultant shall have no upfront duty to defend Owner or lndemnitees but shall reimburse reasonable defenses fees and costs to the extent a Loss is determined to have been caused by the negligence or willful misconduct of Consultant. The foregoing indemnification obligation shall not be limited by the amount or type of damages, compensation, or benefits payable by or for Consultant or any of the Consultant's subconsultants under insurance, workers' compensation acts, disability benefit acts, or other employee benefit acts. Consultant's foregoing indemnification obligation is in addition to any implied obligation of indemnity or contribution that may exist under applicable law and shall survive termination of, or completion of performance under, this Agreement. "Owner Affiliate" means: (1) The Macerich Partnership LP, The Macerich Company, Macerich Property Management Company LLC and the officers, directors, board members, constituent partners, members and employees of each or any of them, (2) any entity (including, without limitation, any company, corporation, LLC, joint venture or partnership) that is directly or indirectly is owned, managed or controlled (whether such ownership, management or control is by means of contract, ownership of voting securities or otherwise) by Owner, The Macerich Partnership LP, The Macerich Company, or Macerich Property Management Company LLC (including , without limitation, non-controlled subsidiaries); or (3) any person or entity (including, without limitation, any company, corporation, LLC, joint venture or partnership) that owns, manages or controls (whether such ownership, management or control is by means of contract, ownership of voting securities or otherwise) Owner, The Macerich Partnership LP, The Macerich Company or Macerich Property Management Company LLC.

(b) General Liability and Intellectual Property Indemnity. With respect to claims that do not directly arise out of Consultant's professional services, to the fullest extent permitted by law, Consultant shall, upon demand, defend (utilizing legal counsel acceptable to Owner) indemnify and hold harmless Owner, Owner Affiliates (as defined hereinafter), Owner's Agent (if any), Owner's Representative, Owner's lender(s) (if any), those persons and entities listed in Exhibit "C" attached hereto, each of them, and each of their respective directors, officers, partners, members, agents, employees, representatives, consultants, contractors, successors, assigns and insurers ("lndemnitee(s)") from and against any and all economic and non-economic losses, costs, liabilities, claims, demand, debts, obligations, damages, actions, judgments , settlements, insurance deductibles and self-insured retentions, expenses, fines, and attorneys' fees and costs (including, without limitation, reasonable attorneys' fees, court costs, expert and consultant costs and costs of litigation, mediation, arbitration and judicial reference proceedings), whether based on tort, contract, equitable principles or any other legal theory of liability ("Loss(es)"), whether real or alleged and regardless of whether caused in part by the acts or omissions (whether constituting active or passive negligence or otherwise) of an lndemnitee or its agents, servants or independent contractors who are directly responsible to such lndemnitee, to the extent arising out of, relating to or resulting from an act or omission on the part of Consultant, Consultant's subconsultants, of any tier, or any person or entity to whom any of them may be liable or responsible constituting negligence (ordinary or gross but excluding professional), copyright infringement, breach of contract, willful misconduct or violation of law; PROVIDED HOWEVER, that nothing herein shall be interpreted as obligating Consultant to indemnify an lndemnitee against the negligence or willful misconduct of such lndemnitee, its agents, servants or independent contractors who are directly responsible to such lndemnitee. The foregoing indemnification obligation shall not be limited by the amount or type of damages, compensation, or benefits payable by or for Consultant or any of the Consultant's subconsultants under insurance, workers' compensation acts, disability benefit acts, or other employee benefit acts. Consultant's foregoing indemnification obligation is in addition to any implied obligation of indemnity or contribution that may exist under applicable law and shall survive termination of, or completion of performance under, this Agreement. "Owner Affiliate" means: (1) The Macerich Partnership LP, The Macerich Company, Macerich Property Management Company LLC and the officers, directors, board members, constituent partners, members and employees of each or any of them, (2) any entity (including, without limitation, any company, corporation, LLC, joint venture or partnership) that is directly or indirectly is owned, managed or controlled (whether such ownership, management or control is by means of contract, ownership of voting securities or otherwise) by Owner, The Macerich Partnership LP, The Macerich Company, or Macerich Property Management Company LLC (including, without limitation, non-controlled subsidiaries); or (3) any person or entity (including, without limitation, any company, corporation, LLC, joint venture or partnership) that owns, manages or controls (whether such ownership, management or control is by means of contract, ownership of voting securities or otherwise) Owner, The Macerich Partnership LP, The Macerich Company or Macerich Property Management Company LLC.

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10.	Insurance. Consultant shall, at its own expense, purchase from and maintain the following coverages on forms acceptable to Owner: (1) commercial general liability insurance with coverage limits of $1,000,000 aggregate and $1,000,000 per occurrence; (2) professional liability insurance with coverage limits of $1,000,000 per claim and $1,000,000 in the aggregate; (3) motor vehicle liability insurance, including Symbol 1, if applicable, with coverage limits of $1,000,000 per occurrence for all owned, hired and non-owned vehicles; (4) workers' compensation insurance as required by the applicable laws of the state in which the jobsite described above is located; and (5) employer's liability insurance with policy limits in the amount of $1,000,000 bodily injury by accident (each accident), $1,000,000 bodily injury by disease (each employee), and $1,000,000 bodily injury by disease (policy limit). Each policy of insurance shall provide for 30 days' advance notice to Owner of cancellation, except for only ten (10) days' notice of cancellation for nonpayment of premium. The insurance coverage required herein shall include a waiver of subrogation in favor of, and shall name as additional insureds by means of endorsement to its general liability and vehicle liability policies, the following: (1) the Owner; (2) Owner's Agent (if any); (3) the Owner Affiliates; and (4) those additional persons and entities listed in Exhibit "C" attached hereto. Prior to the commencement of any Basic Services and at any time thereafter upon Owner's request during the performance of Basic Services or Additional Services under this Agreement, Consultant shall provide Owner with written evidence of the required coverages in the form of the certificates of insurance with the applicable endorsements. NO PERSON OTHER THAN AN OFFICER OF OWNER, AND NO OFFICER, EMPLOYEE, OR AGENT OF OWNER'S AGENT, HAS THE AUTHORITY TO WAIVE THE INSURANCE REQUIREMENTS OF THIS ORDER.

11.	Default by Consultant. If any default (whether occurring by reason of a negligent act or omission or Consultant or a subconsultant to Consultant) by Consultant is not fully cured within 7 days after written request by Owner, then Owner may, without prejudice to any other right or remedy it may have at law or in equity, either: (1) correct any deficiency in performance and pursue Consultant for all costs and damages incurred by Owner; or (2) terminate this Agreement. In the event of such a termination by Owner, no further amounts shall be paid to Consultant until after full and final completion by Owner of the Basic Services.

12.	Termination by Owner. Owner may, upon twenty-four (24) hours' written notice, at any time terminate this Agreement for convenience and without cause or direct Consultant to suspend all or a portion of the Basic Services or Additional Services. In such event, Consultant shall be entitled to payment of the portion of Consultant's compensation for Basic Services, Reimbursables and Additional Services authorized and properly earned up to the effective date of such termination or suspension as calculated in accordance with the provisions of Section 5, above. Consultant agrees to accept the compensation provjded for in this Section 12 as its sole and exclusive right and remedy in the event of a suspension or termination for convenience of this Agreement in lieu of all other rights and claims that Consultant may have for recovery of other amounts for losses or damages. ·

13.	Termination by Consultant. If Owner fails to make payment of sums that are not in good faith disputed by Owner and fails to cure such default within 30 days after receipt of written notice from Consultant, then, upon an additional 30 days' written notice to Owner of intent to terminate, Consultant may terminate this Agreement. In the event of termination for cause by Consultant, or in the event of a termination by Owner for cause that is determined to have been wrongful, Owner's sole obligation shall be to pay Consultant the sums provided for in Section 12, above.

14.	Design Documents. Consultant agrees that all documents, drawings, reports and other data and information prepared or obtained by Consultant or its subconsultants in connection with the performance of this Agreement, including, without limitation, all document drafts and work product in progress and designs depicted therein ("Design Documents"), are instruments of service. Upon completion of the Design Documents and payment in full, the Design Documents shall become the sole and exclusive property of Owner and Owner shall hold exclusively all trademarks, copyright and other tangible and intangible rights thereto. Consultant shall notify Owner in writing at the time of submitting Design Documents for review by Owner if any design, material, equipment, process, product or other item indicated or specified in the Design Documents would require the payment of a royalty or license fee to a third party in order to incorporate or use the design, material, equipment, process, product or other item in connection with the Project. Consultant is responsible to Owner for any loss (including, without limitation, amounts charged to Owner by its contractors) and delay to design or construction resulting from Consultant's or its subconsultant's failure to comply with such obligation.

15.

Disputes. Except for claims and disputes subject to arbitration pursuant to this Section 15, all claims, disputes or other matters in question between Consultant and Owner shall be resolved by litigation. Any claim or dispute arising between Consultant and Owner that Owner elects, in its sole judgment, to be decided by arbitration shall be submitted to final and binding arbitration in accordance with the Construction Rules of the American Arbitration Association. All claims, disputes and other matters in question between Consultant and Owner that are litigated (including all issues, whether of fact or of law) shall be heard and determined by a referee pursuant to California Code of Civil Procedure §638

(a) et seq. with the understanding and agreement, voluntarily and freely made, that the OWNER AND CONSULTANT EACH INDEPENDENTLY WAIVES ITS RIGHT TO A TRIAL BY JURY AND THAT THE FINDINGS AND JUDGMENT OF THE COURT UPON THE ORDER OF THE REFEREE SHALL HAVE A FORCE AND EFFECT THAT IS NO LESS THAN THAT OF A VERDICT BY A JURY.

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16.	Assignment. Neither this Agreement nor the right to any payment hereunder shall be assigned by Consultant without the written consent of Owner, which consent may be granted or withheld at the sole discretion of Owner. Owner may assign all or any portion of its interest in, or any claim under, this Agreement, without the prior consent of Consultant. In the event of such assignment by Owner, then (1) Owner shall have no continuing liability or responsibility to Consultant except for payment for services performed prior to the date of such assignment and notice thereof by Owner to Consultant and (2) Consultant's obligations of defense and indemnification of the lndemnitees shall survive such assignment and shall continue in effect and be enforceable by the lndemnitees, whether or not the circumstances giving rise to a specific right by an lndemnitee to demand defense or indemnification occurred before or after such assignment.
17.	Waiver. No verbal statements, actions, omissions or course of conduct by Owner shall be construed as a waiver by Owner of any right or remedy under law, in equity or under this Agreement.
18.	Governing Law. This Agreement shall, notwithstanding application of the principles of conflicts of laws, be governed by the laws of the State in which the Property is located.
19.	Attorneys' Fees. If any legal action, arbitration or other legal proceeding is brought in connection with or related to the interpretation, performance or enforcement of this Agreement or any other provision of the Contract Documents, whether founded on a violation of a legal duty that sounds in contract, tort, or otherwise, including, but not limited to, an action to rescind this Agreement, the prevailing party therein shall be entitled to recover from the other party the prevailing party's actual costs, expenses and attorneys' fees at arbitration, trial and on appeal, including, without limitation, a sum for time expended by in-house attorneys and paralegals. The determination of the "prevailing party" shall be based upon the party who prevails upon the matters actually litigated or arbitrated and shall not be determined solely based on the party receiving a net monetary recovery.
20.	Continuous Performance. Notwithstanding the existence of any disputes or disagreements between Owner and Consultant (including, without limitation, disputes over payment), Consultant shall not stop, suspend or slow performance under this Agreement so long as Owner continues to pay Consultant for all portions of services not in dispute.
21.	Interpretation, Severability. This Agreement shall be construed and interpreted as if drafted jointly by Consultant and Owner. In the event any portion of this Agreement is found to be unenforceable, ail other portions shall remain enforceable to the fullest extent allowable by law. Any omitted provision legally required for enforceability hereof shall be deemed inserted where required or in place of any conflicting provision. In the event of an irreconcilable conflict between the terms of this Agreement and the terms of any exhibit attached hereto the terms of this Agreement shall govern.
22.	Entire Agreement. This Agreement constitutes the complete and fully-integrated agreement of the parties and supersedes all other proposals, agreements, representations or understandings.
23.	Owner's Agent. This Agreement may be executed by an entity, separate from Owner, acting as agent for Owner ("Owner's Agent"). If so executed, such execution by Owner's Agent shall have the same legal and binding effect as if this Agreement were executed by Owner. Owner's Agent shall be deemed to have full authority to act on behalf of Owner with respect to all matters relating to this Agreement and its performance, including, without limitation, contractually binding Owner to amendments and modifications of this Agreement, authorizing changes in design, and issuing approvals and consents on behalf of Owner. The individuals authorized to act as Owner's Representative are named on the cover page of this Agreement. They are the sole individuals with authority to act on behalf of Owner. The Owner's Representatives are authorized to act individually.
24.	Lender Requirements. The Consultant agrees to fully and reasonably cooperate with the Owner in complying with the provisions, requirements, and conditions of loan agreements between Owner and its lenders for the Project (including, without limitation, the furnishing of any and all information, reports, and certificates which are required by Owner's lenders consistent with commercially reasonable lending practices), subordinating the rights of Consultant and its subconsultants, of every tier, to the security interests of such lenders on the terms required by such lenders complying with any lender modifications to the form, timing and frequency of submission of the releases required by Section 5, above so long as such documents do not increase the Consultant's contractual or legal obligations or risks, or adversely affect the availability or cost of its professional or general liability insurance.
25.	Audit. Owner shall have the right to examine and audit, as frequently as may be reasonably required under the circumstances, the books, records, documents, and such other evidence in the possession or custody of the Consultant or its subconsultants as may be necessary to verify all amounts charged by Consultant under this Agreement. Such right to audit shall include inspection of such documents at any and all reasonable times at Consultant's offices or facilities. Consultant shall furnish space in its facilities at its own expense for such audit, and cooperate fully with such audit. Upon request, Consultant shall provide reproducible copies of such books, records, and other documents in the possession or control of Consultant or its subconsultants for reproduction by Owner. The costs of such audit and reproduction shall initially be at the expense of Owner, subject to Owner's right to reimbursement by Consultant in the event that such audit discloses any material overcharges by Consultant.
26.	Survival. The provisions of this Agreement which by their nature survive, or involve performance of an act or obligation after, completion of the Basic Services or termination of this Agreement, including, without limitation, all rights and obligations related to indemnification, insurance, audit, withholding of payment, dispute resolution, confidentiality, ownership of documents, and records retention, shall remain in full force and effect after full performance or termination of this Agreement.
27.	Execution/Counterparts. This Agreement may be executed in two or more counterparts by means of the signature and initials of each party hereto, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Agreement and all ancillary documents related thereto may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

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28.	Waiver of Consequential Damages The Consultant and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. Consequential damages include, but are not limited to, loss of use and lpss of profit, loss of business, loss of income, loss of reputation or any other consequential damages that either party may have incurred from any cause of action including negligence, strict liability, breach of contract and breach of strict or implied warranty. This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination of this Agreement.

29.	Sole Remedy. It is intended by the parties to this Agreement that the Consultant's services in connection with the Project shall not subject the Consultant's individual shareholders, employees, officers or directors to any personal legal exposure for the risks associated with this Project. Therefore, and notwithstanding anything to the contrary contained tierein, except in the event of fraud, the Owner agrees that as the sole and exclusive remedy against the Consultant, any claim, demand or suit shall be directed and/or asserted only against the business entities that are the parties to this Agreement and not against any of the Consultant's individual shareholders, employees, officers or directors.
30.	Existing Conditions. Prior to commencing performance of the Basic Services, Consultant shall exercise professional care to: (1) visit the Site and examine visible conditions that may relate to the Basic Services to be performed; and (2) review the information, requirements, reports, data and instructions required by this Agreement that the Owner shall furnish, at the Owner's expense. The Consultant may use such information, requirements, reports, data, surveys and instructions in performing its services, in addition to its own visual observation of the existing structure; provided, however, Owner makes no representations and warranties regarding the accuracy and/or completeness of any such items. The Consultant shall notify the Owner of any materially significant assumption it is making within its design which conflicts from information provided by the Owner.. This obligation includes, without limitation, the instruction in Consultant's specifications to have the contractor measure and verify conditions in the field and/or in existing improvements to be certain that they conform to the documents prepared by Consultant.
31.	Hazardous Materials. The Consultant shall have no responsibility for the discovery, presence, handling, removal or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Project site except for any hazardous materials or toxic substances that Consultant materially disturbs and/or any such materials or substances Consultant brings to the Project.
32.	Safety. Consultant shall be responsible to take reasonable steps for the safety and protection of all persons and property at the Site that may be affected by Consultant's and its subconsultants' activities only. However, neither the professional activities of the Consultant, nor the presence of the Consultant or its employees and subconsultants at a construction/project site, shall relieve the General Contractor of its obligations, duties and responsibilities including, but not limited to, construction means, methods, sequence, techniques or procedures necessary for performing, superintending. and coordinating the Work in accordance with the contract documents and any health or safety. precautions required by any regulatory agencies. The Consultant and its personnel have no authority to exercise any control over any construction contractor or its employees in connection with their work or any health or safety programs or procedures.

32. No Third Party Rights. This Agreement is not intended to confer, and shall not be construed to create or confer, any rights or benefits to parties other than Owner and Consultant.

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MACERICH

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Contract Reference:

Contract Name: The Oaks Microgrid Pilot Project

Site Reference: The Oaks, Thousand Oaks, CA

Prop. ID 3120

Approved Project Development Expenses

Item / Status	Property	Schedule of Values	Due Upon Authorization
1, Approved	The Oaks- Permit Ready ReDesign	$ 40,000.00	$ 20,000.00
2, Approved	The Oaks - Arborist Study	$ 10,000.00	$ 5,000.00
3, Approved	The Oaks - Level 2 Energy Audit	$ 10,000.00	$ 5,000.00
4, Approved	The Oaks - Interconnection Consulting	$ 10,000.00	$ 5,000.00
5, Approved	The Oaks - SGIP Incentive Deposit*	$ 18,250.00	$ 18,250.00
TOTAL BUDGET		$ 88,250.00	$ 53,250.00
*Estimated, actual amount will be supported and billed

Projected Expenses Before Notice to Proceed - Subject to Approval

Item / Status	Property	Schedule of Values	Due Upon Authorization
Identified, Unapproved	The Oaks - Thousand Oaks Building Permit Fees	TBD	TBD
Identified, Unapproved	The Oaks - Thousand Oaks Tree Removal / Replacement Plan Fees	TBD	TBD
Identified, UnapprovedT	The Oaks - SCE Interconnection Apps and Fees	TBD	TBD
TOTAL BUDGET			$ 250,000.00

Projected Expenses After Notice to Proceed (NTP) - Subject to Approval

Item / Status	Property	Schedule of Values	Due Upon Authorization
Identified, Subject to NTP	The Oaks - Solar PV (Roof Mount and Carport)	$ 11,524,485.00	Progress Billing
	The Oaks - Diversified Distributed Energy Resources		Progress Billing
Identified, Subject to NTP	- Energy Storage	$ 15,877,517.00
- Fuel Cell
Identified, Subject to NTP	- Microturbine
	The Oaks - Energy Backbone and Microgrid Infrastructure	$ 827.988.00	Progress Billing
LESS Approved Additional Project Development Items		$ (88,250.00)
LESS Additional Expenses Before Notice to Proceed		$ (250,000.00)
TOTAL BUDGET		$ 17,891,750.00	Progress Billing

* Notice to Proceed is subject to final Macerich approval at conclusion of final design and final pricing reviewed per the Design Build Lump Sum Contract.

Microgrid Implementation Strategy

Capitalization

PSO Excerpt: Phase 2A Revised Scope of Work

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